THE SILVESTRE LAW GROUP, P.C.

31200 Via Colinas, Suite 200

Westlake Village, CA 91362

(818) 597-7552

Fax (818) 597-7551

January 24, 2012

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re:        SOCIAL REALITY, INC., Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the the registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by SOCIAL REALITY, INC., a Delaware corporation (the “Company”), with the Securities and Exchange Commission on January 24, 2012 registering 1,447,107 of the Company’s Class A common shares for resale by the selling shareholders named therein.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement are duly authorized and will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ Silvestre Law Group, P.C.

Silvestre Law Group, P.C.